                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549




                                    FORM 8-K



                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                       DATE OF REPORT - OCTOBER 1, 1997
                      (DATE OF EARLIEST EVENT REPORTED)



                               HS RESOURCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                          COMMISSION FILE NO. 0-18886


DELAWARE                                                             94-303-6864
(STATE OF INCORPORATION)                                        (I.R.S. EMPLOYER
                                                             IDENTIFICATION NO.)

ONE MARITIME PLAZA, 15TH FLOOR, SAN FRANCISCO, CALIFORNIA                  94111
(ADDRESS OF PRINCIPAL                                                 (ZIP CODE)
EXECUTIVE OFFICES)



REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (415) 433-5795

                                    FORM 8-K

                               HS RESOURCES, INC.

                                October 1, 1997


ITEM 5.  OTHER EVENTS.


         Pursuant to a Registration Statement (Reg. No. 333-28825) filed in
June 1997, Natural Gas Partners, L.P. (the "Selling Stockholder"), a stockholder of HS Resources, Inc. (the "Company"), is offering to sell 1,864,225 shares
(the "Shares") of the Company's common stock held by such Selling Stockholder.

         The following is a description of such common stock and the "Business and Properties" section of the Prospectus Supplement pursuant to which the Shares are being offered.

                          DESCRIPTION OF COMMON STOCK


     The following is a description of certain general terms and provisions of the Common Stock. The summary of terms of the Company's Common Stock contained in this Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, Bylaws and Rights Agreement, dated as of February 28, 1996, between the Company and Harris Trust Company of California (the "Rights Agreement"), each of which has been incorporated by reference in the accompanying Prospectus.

     The Company's Certificate of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock. No class of capital stock of HSR entitles the holder thereof to any preemptive rights to purchase or subscribe for shares of any class or any other securities.

     All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The Common Stock does not have cumulative voting rights. Each share of Common Stock is entitled to participate equally in dividends, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of the Company's preferred stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provision.

     The outstanding shares of Common Stock are listed on The New York Stock Exchange and trade under the symbol "HSE." Harris Savings and Trust is the transfer agent, registrar and dividend disbursing agent for the Common Stock.

PREFERRED STOCK PURCHASE RIGHTS

     On February 28, 1996, the Company's Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock. The description and terms of the Rights are set forth in the Rights Agreement. The distribution was made as of March 14, 1996, to stockholders of record on that date. Each Right entitles the registered holder of Common Stock to purchase from the Company one one-hundredth ( 1/100) of a share of Preferred Stock for a price of $60.00 per one one-hundredth
( 1/100) of a share. The Rights will expire at the close of business on March 14, 2006, unless earlier redeemed by the Company as described in the Rights Agreement.

     Initially, the Rights will not be exercisable or represented by a separate certificate but will trade together with the Common Stock. The Rights, unless redeemed prior thereto, become exercisable only upon the close of business on the day which is the earlier of (a) the tenth day after a public announcement that a person or group of affiliated or associated persons, with certain exceptions as noted in the Rights Agreement, has acquired beneficial ownership of 15% or more of the Company's voting stock (an "Acquiring Person") or (b) the tenth business day (or such later date as may be determined by the Company's Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the commencement or announcement of an intention to commence a tender or exchange offer, the consummation of which would result in the ownership of 30% or more of the Company's voting stock (even if no stock is actually purchased pursuant to such offer). An Acquiring Person does not include, among others, the Selling Stockholder unless it is the beneficial owner of 22.193% or more of the voting stock of the Company. All issuances of Common Stock after the date of the Rights Agreement will include Rights.

     For as long as the Rights are redeemable pursuant to the terms of the Rights Agreement, the Company may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such. Amendments to the Rights Agreement from and after the time that any Person (as defined in the Rights Agreement) becomes an Acquiring Person requires the approval of a majority of the Continuing Directors (as defined in the Rights Agreement).

                            BUSINESS AND PROPERTIES

THE COMPANY

     HS Resources, Inc. is a leading U.S. independent energy company engaged in the development, acquisition, exploitation, exploration, production and marketing of oil and gas. Pursuant to its value-oriented growth strategy, the Company's experienced management and technical staff have consistently increased reserves, production and net cash flow, both on an absolute and per share basis. Over the past four years the Company has achieved compound annual growth rates of 34%, 40% and 36% in reserves, production and net cash flow, respectively. Reflecting the Company's focus on per share growth as a measure of performance, over the same period HSR's reserves and production, expressed in equivalent barrels per share, have increased at a compound annual growth rate of 15.4% and 14.8%, respectively.

     HSR has created a diversified asset base in four core geographic areas: the D-J Basin, the Mid-Continent, the on-shore area of the Texas-Louisiana Gulf Coast and the Northern Rocky Mountains. In the D-J Basin, the Company has established a substantial production base as a result of its successful execution of a large scale development drilling program and focused acquisitions, primarily in the Wattenberg Field area. Its Mid-Continent presence, which is focused in the Anadarko and Arkoma Basins, was established through the Company's 1996 merger with Tide West Oil Company and enhanced by exploration and production activities. In the Gulf Coast, the Company initiated an active exploration program assembling approximately 300,000 gross acres under its control and acquiring 270 square miles of 3-D seismic data (with an additional 260 square miles to be acquired within the next six months). In the Northern Rocky Mountains, the Company has assembled a 614,000 acre position, primarily in the Williston and Greater Green River Basins. In these four core areas, HSR has in its inventory in excess of 2,000 exploitation and exploration opportunities, along with over 1.2 million gross undeveloped acres. The exploitation opportunities include development and infill drilling, refracturing, recompletion and wellbore deepening projects. The Company believes that each of its four core geographic areas presents opportunities for growth in reserves, production and cash flow.

     At December 31, 1996, the Company reported proved reserves of 142.0 MMBoe, with an estimated pre-tax present value (discounted at 10%) of $1.13 billion. Natural gas constituted approximately 76% of the Company's reserves. Approximately 76% of the Company's proved reserves were classified as developed. At December 31, 1996, the Company operated approximately 74% of its 3,562 wells. During the twelve months ended December 31, 1996 and the six months ended June 30, 1997, the Company generated net cash flow of $56.5 million and $34.2 million, respectively, with average production of 20.9 MBoe and 24.9 MBoe per day, respectively.

     The following tables summarize the Company's reserves at December 31, 1996, its undeveloped acreage and production as of and for the six months ended June 30, 1997, and its product mix as a percentage of revenues for the six months ended June 30, 1997.

                                               RESERVES                                         PRODUCTION
                                         AT DECEMBER 31, 1996                             -----------------------
                               ----------------------------------------       GROSS          SIX MONTHS ENDED
                                                      OIL                  UNDEVELOPED         JUNE 30, 1997
                                 OIL       GAS     EQUIVALENT              ACREAGE AT     -----------------------
                               (MBBLS)   (MMCF)      (MBOE)     % TOTAL   JUNE 30, 1997   TOTAL (MBOE)    % TOTAL
                               -------   -------   ----------   -------   -------------   ------------    -------
D-J Basin....................  27,902    415,067     97,080       68.4%       269,363        2,914          64.7%
Mid-Continent................   6,555    225,442     44,128       31.1         34,314        1,579          35.0
Gulf Coast...................      24         75         37        0.0        299,441           12           0.3
Northern Rocky Mountains.....     133      3,837        773        0.5        613,913           --            --
                               ------    -------    -------      -----      ---------        -----         -----
    Total....................  34,614    644,421    142,018      100.0%     1,217,031        4,505         100.0%
                               ======    =======    =======      =====      =========        =====         =====

                                                                 SIX MONTHS ENDED
                                                                  JUNE 30, 1997
                                                            PERCENT OF TOTAL REVENUES
                                                          ------------------------------
                                                          OIL    GAS    LIQUIDS    TOTAL
                                                          ---    ---    -------    -----
D-J Basin.............................................     29%    25%     11%        65%
Mid-Continent.........................................      6     28       0         34
Other.................................................      0      1       0          1
                                                           --    ---      --        ---
Total.................................................     35%    54%     11%       100%
                                                           ==    ===      ==        ===

BUSINESS STRATEGY

     HSR's objective is to maximize shareholder value through aggressive growth in its oil and gas reserves and production. To achieve these objectives, the Company pursues a strategy of (i) building a substantial inventory of development, exploitation and exploration projects, (ii) utilizing state-of-the-art exploration, drilling, completion and production techniques,
(iii) consolidating in core geographic areas while divesting non-core assets,
(iv) maintaining efficient, low cost operations, (v) capturing downstream value, and (vi) maximizing financial flexibility.

     Build a Substantial Inventory of Development, Exploitation and Exploration Projects. The Company intends to continue expanding its substantial portfolio of development, exploitation and exploration projects. HSR has identified approximately 900 development drillsites, over 200 refrac opportunities and 250 potential infill drillsites in the D-J Basin. The lower risk refrac, infill and development projects in the D-J Basin are complemented by relatively higher risk and potentially higher return exploitation and exploration projects in all four of the Company's core areas. Based upon preliminary interpretation of seismic and geologic data, the Company has identified approximately 218 exploitation and development drilling locations in the Mid-Continent area, approximately 62 exploitation and exploration projects and leads in its Gulf Coast project areas and approximately 13 such projects and leads in the Greater D-J Basin.

     Utilize Advanced Techniques to Fully Exploit its Assets. In the D-J Basin, the Company has tested and is using sophisticated fracturing technologies and directional drilling to enhance production and obtain additional reserves from existing wellbores. In order to improve its exploitation and exploration drilling success rates, the Company utilizes 3-D seismic data extensively, including advanced imaging techniques of coherence cube or continuity processing and advanced interpretation and geostatistical techniques. The Company has acquired more than 570 square miles of 3-D seismic data in its core geographic areas and plans to acquire an additional 300 square miles of 3-D seismic data within the next six months. The Company, directly or indirectly, employs or contracts with 27 experienced geologists and geophysicists to develop its projects.

     Consolidate in Core Geographic Areas. The Company continues to pursue its strategy of efficient consolidation in core areas. By effecting consolidation in the D-J Basin, the Company capitalizes on opportunities for further operating and administrative cost efficiencies and improves its product marketing position through control of increased volumes. The Company also believes that further consolidation in the D-J Basin would enable it to utilize existing wellbores instead of drilling new wells to reach reserves that were previously economically stranded by segregation of mineral interests. HSR is pursuing a similar consolidation strategy in various fields and basins in the Mid-Continent area. Equally important to the Company is the selective divestiture of properties that are not a part of its core property set. This asset portfolio management process allows the Company to maximize its efficiency in terms of cost, personnel and expertise.

     Maintain Efficient, Low Cost Operations. The Company is an industry leader in operational efficiencies and field management, historically ranking as one of the lowest cost operators in the United States. For the six months ended June 30, 1997, the Company's general and administrative expenses were $0.67 per Boe, and its lease operating expenses were $2.75 per Boe.

     Capture Downstream Value. The Company seeks to enhance both its margins and operating flexibility through its marketing, trading and transportation business. In July 1997, the Company established a new strategy for marketing its gas production and for conducting its trading business through its wholly-owned subsidiary, HS Energy Services, Inc. ("HSES"). See "Recent Developments
-- Natural Gas Marketing and Trading."

     Maximize Financial Flexibility. The Company is committed to maintaining substantial financial flexibility. In funding its growth, HSR has employed a broad array of financing structures, divestitures and asset monetizations. Management currently expects its 1997 capital expenditure budget to be funded by internally-generated cash flow. Since June 30, 1996, the Company's long-term debt has been reduced to approximately $349 million from $399.8 million using the proceeds of asset sales and internally-generated cash flow. Over the same period, floating rate debt as a percentage of total debt has been reduced to 13% from 61%.

RECENT DEVELOPMENTS

  Natural Gas Markets

     Since the beginning of 1996, the market for the Company's D-J Basin gas has strengthened substantially due to several factors. First, the excess supply from Wyoming gas producers has declined as a result of increased demand from West Coast markets. Second, in October 1995 the Colorado Public Utilities Commission approved tariff changes that effectively eliminated transportation costs for D-J Basin gas sold to the Colorado Front Range market, resulting in a transportation cost advantage for D-J Basin producers of approximately $0.40 per MMBtu. Third, the supply of D-J Basin gas has declined over the last two years due to the combination of reduced drilling in the D-J Basin and natural production declines. The average gas price received by the Company for its D-J Basin production has increased from $1.28 per Mcf in 1995 to $1.90 per Mcf in 1996 and to $2.08 per Mcf in the six months ended June 30, 1997. In addition, expansion of pipeline capacity has begun, which is expected to be available in the Fall of 1997. The pipeline capacity will provide additional transportation outlets for Wyoming producers to markets other than the Colorado Front Range and provide Colorado Front Range producers access to other markets. The Company believes that these developments will further reduce the disparity between D-J Basin pricing and pricing generally available elsewhere in the United States.

     During the first nine months of 1997, the average gas price received by the Company was $2.05 per Mcf compared to $1.67 per Mcf for the same period last year. Prices available to the Company for forward sales deliveries during the upcoming winter season have been higher than these averages. The Company has moved to capture these higher prices by entering into forward sales agreements on a significant portion of its gas production. The Company has hedged approximately 60% of its overall gas production for the fourth quarter of 1997 at an average price of approximately $2.57 per Mcf.

     For more information concerning the volatility of natural gas prices, see "Risk Factors -- Volatility of Oil and Natural Gas Prices; Marketability of Production" in the accompanying Prospectus.

  Acquisitions and Divestitures

     The Company is committed to strategic rationalization of assets in each of its core areas either through consolidation, diversified acquisitions or divestitures of non-core properties. The Company has aggressively pursued these objectives, resulting in two significant dispositions, several smaller tactical acquisitions, the screening of numerous acquisition opportunities and the identification and marketing of two other disposition packages.

     Divestitures. During 1997, the Company has sold non-strategic, non-core properties in two transactions for an aggregate of $34.1 million in cash as well as certain properties. The divested properties generated $5.4 million of net operating cash flow and approximately 8 MMcf per day of gas in 1996.

     Acquisitions. The Company is pursuing a number of acquisition opportunities, including consolidation in the D-J Basin. The Company believes that it has a competitive advantage in capturing and maximizing the value of certain D-J Basin properties as a result of the unique location of the Company's existing base of more than 2,000 Wattenberg producing wells. These wells would provide access to reserves that are economically stranded by segregation of mineral interests. The Company's substantial D-J Basin infrastructure, experienced operating personnel, low operating costs, significant gas marketing position, and 15-year operating history in the area, resulting in superior technical and operating knowledge, may also provide a competitive advantage in capturing and maximizing the value of acquired properties. The Company also believes that ultimate value maximization in the Wattenberg Field area will result from a combination of the Company's assets, technical expertise and substantial operating base with those of other asset owners in the area. Value maximization can be achieved either through direct ownership or a shared value arrangement.

  Natural Gas Marketing and Trading

     In July 1997 the Company established a new strategy for marketing its natural gas production through its wholly-owned subsidiary, HSES, which purchases and markets all of the Company's natural gas production. HSES has a five-part mission: (i) sell the equity gas of the Company at the greatest price possible, (ii) execute the risk management strategy of the Company, (iii) market value-added energy services to industrial, commercial and utility users in the Mid-Continent and Colorado Front Range areas, (iv) take advantage of arbitrage opportunities that arise among the various basins in which the Company produces and (v) purchase and resell third party gas to assist in the achievement of these goals.

     HSES has committed most of the Company's equity production from the D-J Basin to variable price term contracts with a large number of customers in response to the unique transportation and pricing circumstances for D-J Basin gas. Prior to the integration of the Company's Mid-Continent and Colorado Front Range marketing operations, the Company followed a marketing strategy that included a significant component of fixed-price term contracts as a means of managing its forward price risks. That strategy reflected the high concentration of assets in the D-J Basin and, because there was no well-established D-J Basin gas price index, the Company's inability to hedge price and basis risk. Because the Company can now supplement its obligations in either the D-J Basin or the Mid-Continent with supply from the other area, HSES now has increased flexibility to enter into and hedge fixed quantity, floating price agreements in which the price is tied to index prices applicable to sales of its D-J Basin gas.

  D-J Basin Projects

     Wattenberg Field Area. The Company has drilled 50 wells in the Wattenberg Field since the beginning of the year, accounting for approximately 5.2 MMcf of gas and 1,200 Bbls of oil production per day as of September 30, 1997. HSR has in inventory 900 development drillsites, of which 604 are included in proved undeveloped reserves. In addition, the Company has identified approximately 240 recompletion opportunities in Wattenberg and at least 250 potentially economic infill drillsites.

     The Company is currently studying its ability to increase Codell production from existing wells through a process of restimulating (or "refracing") the currently producing formation. The Company has recently conducted a pilot program consisting of 10 refrac projects, all of which were successful. Through the refrac process, the Company restimulated each well to achieve production levels, reserve increases and decline profiles approaching the well's initial characteristics. The Company believes that there are more than 200 opportunities for this type of well stimulation. In addition, gas production from many of the refrac candidates generate Section 29 tax credits of approximately $0.60 per Mcf, which the Company monetizes under its existing Section 29 monetization arrangements.

     Greater D-J Basin. The Greater D-J Basin, in which the Company owns rights to more than 195,000 gross undeveloped acres, provides HSR with significant exploitation and exploration potential through the use of advanced technologies such as 3-D seismic continuity processing and geostatistical analysis. In 1997, the Company drilled and completed nine wells, currently producing approximately 1,000 Bbls per day of oil and 1.6 MMcf per day of gas. The Company has 13 active projects and leads in this area under review by its geotechnical staff.

  Mid-Continent Projects

     The Company has identified over 200 potential development and exploitation drilling opportunities and 84 recompletion opportunities in the Mid-Continent. In 1997, the Company has participated in the drilling of 21 wells and performed 15 recompletions (primarily as non-operator) adding approximately 4 MMcf per day of gas net to the Company as of September 30, 1997. The Company is committed to drilling 11 wells and undertaking eight recompletions as operator and to participating in the drilling of five wells as non-operator.

     In the Anadarko Basin, the Company owns interests in 664 wells in numerous fields, including Mocane-Laverne, Bivins Ranch, Bishop and Watonga, each of which provides potentially attractive exploitation opportunities. The Company has identified approximately 51 drilling opportunities and 30 recompletions in these four fields. After analyzing 13 square miles of 3-D seismic data in Bivins Ranch, the Company plans to drill at least two wells by year end. If these wells are successful, the Company would likely drill up to six more wells in Bivins Ranch in 1998.

     In the Arkoma Basin, the Company owns interests in 374 wells in the Kinta, Bokoshe, Russellville, Wilburton and other fields. In those four fields alone, the Company has identified approximately 129 drilling and 22 recompletion opportunities.

     Other areas present additional opportunities. For example, with the use 3-D seismic data, the Company has identified further drilling opportunities at La Reforma Field in northwestern Hidalgo County, Texas, in which the Company owns interests in a 5,100 acre contiguous block. As part of its remaining 1997 projects, the Company plans to drill one additional well in this field and may drill additional wells in 1998.

  Gulf Coast Projects

     The Company's on-shore Gulf Coast activity is focused in southwest Louisiana and southeast Texas. To date the Company has acquired over 270 square miles of 3-D seismic data and is in the process of acquiring more than 260 additional square miles of data.

     One well has been drilled in the Roanoke project area resulting in a discovery at the HSR Kratzer #1. The Company has a 30.4% working interest in this well, which tested at a rate of 5.2 MMcf of gas and 145 Bbls of condensate per day. The well is currently waiting for pipeline hookup.

     The four wells drilled in the South Devillier project area have resulted in one discovery, the HSR Cooper #2. The Company has a 50% working interest in this well, which was put on line in early June 1997. This well is currently producing 5 MMcf of gas and 150 Bbls of condensate per day from the Vicksburg formation. As the result of a limited reservoir, the Company has revised its estimates of reserves downward to 0.3 MMBoe.

     Drilling in the Buhler project area has yielded eight discoveries from 10 wells. Though the Company's working interest is relatively small in the 76 square mile Buhler program, the technology gained from the program has provided the basis for developing three additional project areas, in which the Company's working interests range from 25% to 50%. For example, the North Gillis program in Calcasieu Parish, Louisiana, in which the Company has a 37.5% working interest, is a direct offset and analog to the successful Buhler program. This program is targeting Hackberry and Yegua sands and the 3-D seismic survey is estimated to be complete through geophysical processing by year end with drilling to commence in the first half of 1998.

     The Company has a 25% working interest in the Iowa/Welsh 3-D project operated by Sonat Exploration, Inc. in Jefferson Davis Parish, Louisiana. The 135 square mile 3-D seismic survey is anticipated to be completed by year end 1997 with initial drilling to follow in late 1998.

     At the Port Barre project in St. Landry Parish, Louisiana, the Company is in the field acquisition phase of a 55 square mile 3-D seismic survey. The 3-D seismic data acquisition is anticipated to be completed in December, 1997 with initial drilling expected to commence in the second half of 1998. The Company has a 100% working interest in the Port Barre program.

     The Company has acquired 13 square miles of 3-D seismic data in its Jennings project area. The Haber #1, operated by the Company, is currently being drilled and is expected to reach total depth by Mid-October. The Company has a working interest of 37.5% in the Jennings project area.

  Northern Rocky Mountain Projects

     The Company's strategic focus for the Northern Rocky Mountain area is to optimize production, fund exploratory activity through joint ventures, and continue evaluation of undeveloped acreage. The Company has entered into agreements with several operators with specific areas of technological or operational expertise to evaluate and exploit certain of its large acreage positions. By year end, the Company expects this effort to have resulted in the drilling of up to seven wildcats and the acquisition of 50 square miles of 3-D seismic data.

     For example, the Company has entered into an agreement with Union Pacific Resources Company ("UPRC") on over 300,000 gross acres in Daniels County, Montana in the Williston Basin. Through the agreement, UPRC will drill at least two dual-lateral horizontal wells in 1997. The first well reached its objective and is awaiting completion. Drilling for the second well is expected to commence during the fourth quarter.

     In the central portion of the Williston, in Richland and Roosevelt County, Montana, HSR has entered into joint venture agreements with experienced local operators. These agreements will result in the drilling of two wells and 32 square miles of 3-D seismic data. The seismic data has been acquired and is awaiting interpretation, and the first well is nearing its targeted depth.

     The Company retains a significant acreage position in the Greater Green River Basin. This is one of the most active areas in the Northern Rocky Mountain area where new geophysical, drilling and completion technologies are unlocking new, high-potential play concepts.

ITEM 7(C). Exhibit

Exhibit No.             Description
-----------             -----------

   99.1                 Press Release announcing the offering by the Selling
                        Stockholder

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 HS RESOURCES, INC.



                                                 By: /s/ JAMES M. PICCONE
                                                    ---------------------------
                                                    James M. Piccone
                                                    Vice President


Dated:  October 1, 1997.

                                 EXHIBIT INDEX


Exhibit No.                       Description                             Page
-----------                       -----------                             ----

   99.1                          Press Release announcing the offering
                                 by the Selling Stockholder